Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated January 29, 2019 on the financial statements of Tortoise Energy Evolution Fund (formerly known as Tortoise Select Opportunity Fund) (one of the portfolios constituting Managed Portfolio Series) for the year ended November 30, 2018, which is incorporated by reference in this Registration Statement (Form N-1A) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 451 under the Securities Act of 1933 (Registration No. 333-172080).

/s/ Ernst & Young LLP
Minneapolis, MN
December 30, 2019